Exhibit 99.1
Royal Bank America Media Alert
For additional information:
Marc Sanders, Director of Marketing
610-668-4700 x269 — marcsanders@royalbankamerica.com
ROYAL BANK AMERICA PARENT CO. ISSUES 50th CONSECUTIVE QUARTERLY CASH DIVIDEND
NARBERTH, PA — October 19, 2007 — Royal Bank America President/CEO Joseph P. Campbell announced that the Board of Directors for the Bank’s holding company, Royal Bancshares of Pennsylvania, Inc. (NASDAQ-GM: RBPAA), declared its 50th consecutive quarterly cash dividend on October 17, 2007. This dividend will be twenty-eight and seventy-five hundredths cents ($.2875) per share for holders of Class A common stock and thirty-three and six hundred twenty-five ten thousandths cents ($.330625) per share for holders of Class B common stock of Royal Bancshares of Pennsylvania, Inc. The record date is October 31, 2007, and the payment date is November 14, 2007.
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, operates seventeen full-service branch offices throughout southeastern Pennsylvania and New Jersey under the name Royal Bank America and six locations in metro-Philadelphia, Northern New Jersey and New York under the name Royal Asian Bank. Together, Royal Bank America and Royal Asian Bank, along with Royal’s other affiliates, offer a wide variety of products and services, including commercial real estate loans, asset based lending, structured financing, equipment leasing, high-yielding CDs & MMAs and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com .
The foregoing material is unaudited and may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.